Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-231871 on Form S-3 and Registration Statements No. 333-231869 and No. 333-249887 on Forms S-8 of our report dated July 12, 2019, relating to the combined statements of income and comprehensive income, cash flows, and equity of the Dow Agricultural Sciences Business (the “Business”) for the year ended December 31, 2018, appearing in the combined Annual Report on Form 10-K of Corteva, Inc. and E. I. du Pont de Nemours and Company for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP
Midland, Michigan
February 11, 2021